Execution Copy

DATED                                                                                 2008

ENERGY INFRASTRUCTURE MERGER CORPORATION
(as Borrower)

- and -

THE BANKS AND FINANCIAL INSTITUTION LISTED IN SCHEDULE 1
(as Lenders)

- and -

DVB GROUP MERCHANT BANK (ASIA) LTD
(as Agent)

- and -

DVB BANK AG
(as Swap Provider)
- and -

DVB GROUP MERCHANT BANK (ASIA) LTD
(as Security Agent)
___________________________________

US$90,000,000 SECURED
LOAN AGREEMENT
in respect of certain single-hull VLCCs
___________________________________

STEPHENSON HARWOOD
No. 1 Raffles Place
#49-00 OUB Centre
Singapore 048616
Tel: +65 6226 1600
Fax: +65 6226 1661
Ref : SH1479

CONTENTS

		Page

1	Definitions and Interpretation	1

2	The Loan and its Purpose	21

3	Conditions of Utilisation	22

4	Availability date and Advance	23

5	Repayment	24

6	Prepayment	25

7	Interest	27

8	Indemnities	31

9	Fees	35

10	Security and Application of Moneys	36

11	Representations	43

12	Undertakings and Covenants	46

13	Events of Default	59

14	Assignment and Sub-Participation	64

15	The Agent, the Security Agent and the Lenders	68

16	Set-Off	78

17	Payments	78

18	Notices	80

19	Partial Invalidity	82

20	Remedies and Waivers	82

21	Miscellaneous	82

22	Law and Jurisdiction	84

SCHEDULE 1: The Lenders and the Commitments	86

SCHEDULE 2: Collateral Owners/Vessels	87

SCHEDULE 3: Charters	88

SCHEDULE 4: Existing Financing	89

SCHEDULE 5: Conditions Precedent and Subsequent	90
Part I(a): General conditions precedent	90
Part I(b): Vessel Tranche conditions precedent	93
Part II: Conditions subsequent	95

SCHEDULE 6:	96

Vessel A Tranche repayment schedule	96

Vessel B Tranche repayment schedule	97

Vessel C Tranche repayment schedule	98

Vessel D Tranche repayment schedule	99

SCHEDULE 7: Form of Drawdown Notice	100

SCHEDULE 8: Form of Transfer Certificate	101

SCHEDULE 9: Form of Compliance Certificate	105

LOAN AGREEMENT

Dated:	2008

BETWEEN:

(1)
ENERGY INFRASTRUCTURE MERGER CORPORATION (tbn "VAN ASIA TANKERS CORPORATION"), a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960 (the "Borrower");

(2)	the banks listed in Schedule 1, each acting as a lender through its office at the address indicated against its name in Schedule 1 (together the "Lenders" and each a "Lender");

(3)	DVB MERCHANT BANK (ASIA) LTD, acting as agent through its office at 77 Robinson Road, #30-02, Singapore 068896 (in that capacity the "Agent");

(4)	DVB BANK AG, acting as swap provider through its office at Friedrich-Ebert-Anlage 2-14, 60325 Frankfurt, Main, Germanys (the "Swap Provider");

(5)	DVB GROUP MERCHANT BANK (ASIA) LTD, acting as security agent through its office at 77 Robinson Road, #30-02 Singapore 068896 (in that capacity the "Security Agent").

WHEREAS:

(A)	Each Collateral Owner is or will become a wholly owned subsidiary of the Borrower and is the registered owner of the relevant Vessel set out opposite its name in Schedule 2.

(B)
Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, up to $90,000,000) which the Borrower will utilise to (i) assist the Collateral Owners in refinancing the Existing Indebtedness and (ii) to assist the Borrower with its working capital requirements.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1 In this Agreement:

"Accounts" means the Earnings Accounts and the Retention Accounts.

"Accounts Charges" means the deeds of charge from the Collateral Owners in the Agreed Form referred to in Clause 10.1.5 and "Accounts Charge" means any one of them.

"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

"Agreed Form" in relation to any document, means that document in form, substance and terms approved in writing by the Borrower and the Agent.

 "Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"Approved Flag" means Bahamas, Liberia, Malta and/or Panama.

"Approved Valuation Brokers" means Simpson, Spence and Young Ltd, Fearnleys AS, Arrow Valuations Ltd and Clarkson Research Services Ltd and/or such other international ship brokers as may be agreed in writing between the Borrower and the Agent.

"Assignments" means the deeds of assignment from the Collateral Owners in the Agreed Form referred to in Clause 10.1.3 and "Assignment" means any one of them.

"Assignments of Charter" means the deeds of assignment from the Collateral Owners in the Agreed Form referred to in Clause 10.1.4 and "Assignment of Charter" means any one of them.

"Availability Termination Date" means, subject to Clause 4.1, 30th June 2008.

"Break Costs" for each Lender means the amount certified by that Lender as being the amount (if any) by which:

(a)
the interest which that Lender should have received under this Agreement for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal or (as the case may be) the applicable Unpaid Sum received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means (i) for the purposes of making payments and/or determining exchange or interest rates and interest periods, a day on which dealings in deposits in Dollars are carried on in the London Interbank Market and (other than Saturday or Sunday) on which banks are open for general business in London, Singapore, Frankfurt, Hong Kong and New York City (or any other relevant place of payment under Clause 17) and (ii) for the purposes of notices, requests, demands, communications and other matters, Singapore, Hong Kong, London and Frankfurt.

"Cash Reserve Amount" means, subject to Clause 12.3.18, six hundred and twenty five thousand Dollars ($625,000).

"Charters" means each charter set out opposite a Vessel's name in Schedule 3 or, subject to the terms of this Agreement, such other charter in excess of twelve (12) months duration as is or may be entered into by a Collateral Owner during the Facility Period and "Charter" means any one of them.

"Charterers" means each Charterer set out opposite a Vessel's name in Schedule 3 or, from time to time and subject to the terms of this Agreement, any other charterer of a Vessel acceptable to the Agent (such acceptance not to be unreasonably withheld or delayed) and "Charterer" means any one of them.

"Collateral Account Charges" means the second priority deeds of charge from the Double Hull Collateral Owners in the Agreed Form referred to in Clause 10.1.10 and "Collateral Account Charge" means any one of them.

"Collateral Assignments" means the second priority deeds of assignment from the Double Hull Collateral Owners in the Agreed Form referred to in Clause 10.1.8 and "Collateral Assignment" means any one of them.

"Collateral Assignments of Charter" means the second priority deeds of assignment from the Double Hull Collateral Owners in the Agreed Form referred to in Clause 10.1.9 and "Collateral Assignment of Charter" means any one of them.

"Collateral Deeds of Covenants" means the second priority deeds of covenants from the Double Hull Collateral Owners in the Agreed Form referred to in Clause 10.1.7 and "Collateral Deed of Covenants" means any one of them.

"Collateral Guarantees" means the guarantees and indemnities referred to in Clause 10.1.6.

"Collateral Mortgages" means the second priority statutory mortgages from the Double Hull Collateral Owners in the Agreed Form referred to in Clause 10.1.7 together with the Collateral Deeds of Covenants in the Agreed Form referred to in Clause 10.1.7 and "Collateral Mortgage" means any one of them.

"Collateral Owners" means the companies listed in Schedule 2 under the heading "Collateral Owners" each a company incorporated under the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong") whose registered office is at Suite 801, 8/F Asian House, 1 Hennessy Road, Wanchai, Hong Kong and "Collateral Owner" means any one of them.

"Commitment" means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1, as such amount may be reduced by any relevant term of this Agreement and "Commitments" means more than one of them.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 9.

"Contribution" means, in relation to a Lender, the principal amount of the Loan owing by the Borrower to that Lender under this Agreement at any relevant time.

"Coordination Agreement" means a deed of coordination in the Agreed Form made or to be made between the Finance Parties, the Double Hull Finance Parties, the Borrower, the Collateral Owners and the Double Hull Collateral Owners coordinating, inter alia, certain rights and obligations of the Finance Parties and the Double Hull Finance Parties under the Finance Documents and the Double Hull Finance Documents.

"Credit Support Document" means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

"Credit Support Provider" means any person (other than the Borrower) described as such in the Master Agreement.

"Currency of Account" means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

"Deeds of Covenants" means the deeds of covenants from the Collateral Owners in the Agreed Form referred to in Clause 10.1.2 and "Deed of Covenants" means any one of them.

"Default" means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period or the giving of notice, or any combination of any of the foregoing) be an Event of Default.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Dollars" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"Double Hull Accounts" shall have the meaning ascribed to "Accounts" in the Double Hull Loan Agreement.

"Double Hull Charters" shall have the meaning ascribed to "Charters" in the Double Hull Loan Agreement.

"Double Hull Collateral Owners" means Shinyo Loyalty Limited, Shinyo Navigator Limited, Shinyo Dream Limited, Shinyo Kannika Limited and Shinyo Ocean Limited.

"Double Hull Facility" means the facility advanced or to be advanced by the Double Hull Finance Parties pursuant to the terms of the Double Hull Loan Agreement.

"Double Hull Finance Documents" means the Finance Documents (as that term is defined in the Double Hull Loan Agreement).

"Double Hull Finance Parties" means the parties, other than the Borrower, as are party to the Double Hull Loan Agreement.

"Double Hull Loan Agreement" means the loan agreement made or to be made on or about the date hereof between the Borrower, the Mandated Lead Arrangers (as defined therein), the banks and financial institutions listed in Schedule 1 thereto, DVB Group Merchant Bank (Asia) Ltd as agent, DVB Bank AG, Fortis Bank S.A./N.V. and NIBC Bank N.V. as swap providers and DVB Group Merchant Bank (Asia) Ltd as security agent in connection with a loan facility to be used to refinance the existing indebtedness of the Double Hull Collateral Owners.

"Double Hull Substitute Charters" shall have the meaning ascribed to "Substitute Charters" in the Double Hull Loan Agreement.

"Double Hull Vessels" shall have the meaning ascribed to "Vessels" in the Double Hull Loan Agreement.

"Drawdown Date" means the date on which the relevant Drawing is advanced under Clause 4.

"Drawdown Notice" means a notice substantially in the form set out in Schedule 7.

"Drawing" means any part of the Loan advanced or to be advanced pursuant to a Drawdown Notice and "Drawings" means more than one of them.

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of a Collateral Owner in respect of its Vessel including (without limitation) any profit share income, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of such Vessel.

"Earnings Accounts" means the bank accounts opened or to be opened in the name of each Collateral Owner with the Agent (or such other leading bank as may be requested by the Borrower and, subject to execution of an Accounts Charge in form and substance satisfactory to the Lenders, agreed to by the Agent (such agreement not to be unreasonably withheld)) and designated, whilst such Earnings Account is held with the Agent, "[Name of Collateral Owner] - Earnings Account", each an "Earnings Account".

"EIAC" means Energy Infrastructure Acquisition Corp., a corporation incorporated under the laws of Delaware.

"Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other preferential agreement or arrangement having a similar effect but excluding liens arising in the ordinary course of trading by operation of law and not by way of contract.

"Event of Default" means any of the events or circumstances set out in Clause 13.1.

"Existing Finance Parties" means the parties, other than the relevant Collateral Owners, listed in Schedule 4 opposite the relevant Collateral Owner under the heading "Existing Financing" and "Existing Finance Party" means any one of them.

"Existing Indebtedness" means all amounts owed by a Collateral Owner to an Existing Finance Party under or pursuant to (i) the Existing Loan Agreement to which that Collateral Owner is a party or (ii) an Inter-Company Loan.

"Existing Loan Agreements" means each loan agreement listed in Schedule 4 opposite a relevant Collateral Owner under the heading "Existing Financing" and "Existing Loan Agreement" means any one of them.

"Existing Security" means the security granted in favour of an Existing Finance Party under or pursuant to an Existing Loan Agreement.

"Extended Availability Termination Date" means 31st July 2008 or such later date as may be agreed by the Borrower and all the Lenders.

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

"Fair Market Value" means, in relation to a Vessel, the market value in Dollars of that Vessel determined as being the average of two (2) valuations obtained by the Agent from two (2) Approved Valuation Brokers, one (1) selected by the Agent and one (1) selected by the Borrower (provided that if the Borrower does not make a selection when requested to do so by the Agent in writing such Approved Valuation Broker shall be selected by the Agent), such valuations to be made without, unless required otherwise by the Agent (acting reasonably and so as to ensure no interruption of a Vessel's sailing schedule), physical inspection and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit or burden of any Charter or other engagement concerning that Vessel.

"Fee Letter" means any letter or letters made or to be made between the Agent and the Borrower setting out any of the fees payable in accordance with Clause 9.

"Finance Documents" means this Agreement, the Master Agreement, the Security Documents, any Fee Letter, the Coordination Agreement and any other document designated as such by the Agent and the Borrower and "Finance Document" means any one of them.

"Finance Parties" means the Agent, the Security Agent, the Swap Provider and the Lenders and "Finance Party" means any one of them.

"Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar debt instrument;

(d)
any finance or capital lease (otherwise then in respect of equipment used in the ordinary course of business payments for which are not material in the context of the transaction contemplated by the Finance Documents);

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services (other than assets or services obtained on normal commercial terms in the ordinary course of business);

(g)
any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above; and

(k)	any Inter-Company Loan not specifically falling within paragraphs (a) to (j) above.

"GAAP" means generally accepted accounting principles in the Hong Kong Special Administrative Region.

"Guarantees" means the guarantees and indemnities referred to in Clause 10.1.1.

"IAPPC" means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

"Indebtedness" means the aggregate from time to time of the amount of the Loan outstanding, all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties in accordance with the terms and conditions of any of the Finance Documents, including but not limited to, any amounts payable in accordance with the terms and conditions of the Master Agreement.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Inter-Company Loan" means a loan made by the Borrower to a Collateral Owner or a Double Hull Collateral Owner or any other Subsidiary of the Borrower or by one Collateral Owner to the Borrower or another Collateral Owner or a Double Hull Collateral Owner or any other Subsidiary of the Borrower including, but not limited to, any such loan made to assist that Collateral Owner or that Double Hull Collateral Owner in refinancing its Existing Indebtedness (as that term is defined, in the case of a Double Hull Collateral Owner, under the Double Hull Loan Agreement).

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 7.7.

"Interest Period" means each period for the determination and payment of interest selected by the Borrower or, as the case may be, agreed or selected by the Agent pursuant to Clause 7.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISPS Company" means, at any given time, the company responsible for a Vessel's compliance with the ISPS Code.

"ISSC" means a valid international ship security certificate for a Vessel issued under the ISPS Code.

"LIBOR" means, for an Interest Period:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) two (2) London Business Days before the first day of that Interest Period (and, for the purposes of this Agreement, "BBA Page LIBOR 01" means that Reuters’ page or such other page as may replace that page on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) two (2) London Business Days before the first day of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day thereof.

"Loan" means the aggregate amount of the Vessel Tranches owing to the Lenders under this Agreement of any relevant time.

"Loan to Value Ratio" means the percentage which the Loan (less the aggregate Cash Reserve Amount) bears to the Fair Market Value of the Vessels calculated using the formula:

(The Loan - the aggregate Cash Reserve Amount in each Earnings Account) ÷ the Fair Market Value of the Vessels x 100.

"London Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

"Majority Lenders" means, at any time prior to the first Drawdown Date or at any time during which there are no Contributions, a Lender or Lenders whose Commitments aggregate sixty seven per cent (67%) or more of the aggregate of all the Commitments of all the Lenders or, at all other times, a Lender or Lenders whose Contributions aggregate sixty seven per cent (67%) or more of the aggregate of all the Contributions of all of the Lenders.

"Management Agreement" means an agreement for the commercial, technical, administrative and strategic management of the Borrower made or to be made between the Borrower and the Manager.

"Manager" means Vanship Group Limited (tbn "Van Asia Capital Management Limited") a company incorporated under the laws of Bermuda with its registered office at Cannon Court, 22 Victoria Street, Hamilton HM12, Bermuda.

"Margin" means:

(a)	one point seven five per cent (1.75%) per annum at any time when the Loan to Value Ratio is less than fifty per cent (50%); or

(b)	two point two five per cent (2.25%) per annum at any time when the Loan to Value Ratio is between fifty per cent (50%) and seventy per cent (70%); or

(c)	two point seven five per cent (2.75%) per annum at any time when the Loan to Value Ratio is greater than seventy per cent (70%).

"Master Agreement" means any ISDA Master Agreements (or any other form of master agreement relating to interest exchange transactions) entered into between the Swap Provider and the Borrower during the Facility Period, including each Schedule to such Master Agreement and each Confirmation exchanged pursuant to such Master Agreement.

"Material Adverse Effect" means any event or series of events which, has or is reasonably likely to have a material adverse effect on a Security Party's ability to fulfill its payment or any other material obligations under any of the Relevant Documents to which it is a party.

"Maximum Loan Amount" means ninety million Dollars ($90,000,000).

"Maximum Tranche Amount" means:-

(a)	fifteen million Dollars ($15,000,000) in the case of the Vessel A Tranche;

(b)	twenty four million Dollars ($24,000,000) in the case of the Vessel B Tranche;

(c)	twenty four million Dollars ($24,000,000) in the case of the Vessel C Tranche; and

(d)	twenty seven million Dollars ($27,000,000) in the case of the Vessel D Tranche.

"Merger" shall have the meaning ascribed thereto in the Share Purchase Agreement.

"Mortgages" means the statutory mortgages from the Collateral Owners in the Agreed Form referred to in Clause 10.1.2 together with the Deeds of Covenants in the Agreed Form referred to in Clause 10.1.2 and "Mortgage" means any one of them.

"Operating Expenses" means expenses properly and reasonably incurred or to be incurred by a Collateral Owner in connection with the operation, employment, maintenance, repair and insurance of its Vessel.

"Original Financial Statements" means the audited consolidated financial statements of EIAC for the financial year ended 2007.

"Permitted Encumbrance" means:

(a)	any Encumbrance in existence on the date of this Agreement in relation to the assets of the Borrower and/or the Collateral Owners including, without limitation, the Existing Security;

(b)	any Encumbrance arising to secure short term credit arrangements necessary for, and incurred in the course of, the normal conduct of the Borrower’s business;

(c)
any Encumbrance on property of a Subsidiary of the Borrower (other than a Collateral Owner) which becomes a Subsidiary of the Borrower after the date of this Agreement, to secure obligations of that Subsidiary existing at the date on which it becomes a Subsidiary (but not any increase in principal amount or extension of maturity of such obligations);

(d)
any Encumbrance on an asset (or the contract for the acquisition of an asset) acquired or constructed after the date of this Agreement by the Borrower or any of its Subsidiaries and created at the time of such acquisition or construction to secure payment of the purchase price of the asset or to secure any loan incurred for the purpose of financing such acquisition or construction;

(e)	any Encumbrance of the Borrower to secure indebtedness not exceeding, in aggregate, $5,000,000;

(f)
any Encumbrance arising by operation of law or which arises pursuant to any order or attachment, distraint or similar legal process arising in connection with court proceedings provided that the execution or other enforcement thereof is effectively stayed and the claims served thereby are being contested at the time in good faith by appropriate proceedings;

(g)	any Encumbrance in favour of the Finance Parties pursuant to the Security Documents;

(h)	any lien on a Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading;

(i)	any lien for salvage;

(j)
any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Agent, not to be unreasonably withheld) exceeding three million Dollars ($3,000,000) (in respect of an individual Vessel) or, where more than one (1) Vessel is subject to a ship repairer's or outfitters possessory lien, ten million Dollars ($10,000,000) in aggregate;

(k)
liens arising in the ordinary course of trading by statute or by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of, or any interest in, any Vessel;

(l)	liens securing liabilities for Taxes against which adequate reserves have been provided.

"Projected Drydocking Cost" means the anticipated drydocking costs of a Vessel.

"Proportionate Share" means, at any time prior to the first Drawdown Date or at any time during which there is no Contribution or for the purpose of Clause 4.3 (at all times), the proportion which a Lender’s Commitment then bears to the aggregate Commitments of all the Lenders or, at all other times, the proportion which a Lender's Contribution, then bears to the aggregate Contributions of all the Lenders.

"Reference Banks" means, in relation to LIBOR, the principal Frankfurt office of DVB BANK AG and the principal London office of Skandinaviska Enskilda Banken AB (publ) or such other banks as may be appointed by the Agent in consultation with the Borrower.

"Relevant Documents" means the Finance Documents, the Share Purchase Agreement, the Management Agreement, the Technical Management Agreements, the Managers' confirmation specified in Part I(b) of Schedule 5 and the Charters.

"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 5.1.

"Repayment Instalment" means any instalment of a Vessel Tranche to be repaid by the Borrower in accordance with Clause 5.1.

"Requisition Compensation" means all compensation or other money which may from time to time be payable to a Collateral Owner as a result of its Vessel being requisitioned for title or in any other way compulsorily acquired by any government body or other competent authority (other than by way of requisition for hire).

"Retention Accounts" means the bank accounts opened or to be opened in the name of each Collateral Owner with the Agent (or such other leading bank as may be requested by the Borrower and, subject to execution of an Accounts Charge in form and substance satisfactory to the Lenders, agreed to by the Agent (such agreement not to be unreasonably withheld)) and designated, when such Retention Account is held with the Agent, "[Name of Collateral Owner] - Retention Account" each a "Retention Account".

"Security Documents" means the Guarantees, the Mortgages, the Deeds of Covenants, the Assignments, the Assignments of Charters, the Accounts Charges, the Collateral Guarantees, the Collateral Mortgages, the Collateral Deeds of Covenants, the Collateral Assignments, the Collateral Assignments of Charters, the Collateral Accounts Charges, any Credit Support Documents or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.

"Security Parties" means the Borrower, the Collateral Owners, the Double Hull Collateral Owners, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

"Security Percentage" means, in respect of a Vessel Tranche, one hundred and twenty five per cent (125%) of that Vessel Tranche provided that, if the Charter of the Vessel to which that Vessel Tranche relates has less than twelve (12) months to run until it expires by effluxion of time, such percentage shall be increased to one hundred and sixty per cent (160%) of that Vessel Tranche.

"Share Purchase Agreement" means the amended and restated share purchase agreement dated as of 6 February 2008 made between Vanship Holdings Limited, the Borrower and EIAC.

"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

"Subsidiaries" means, in relation to any person, company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first-mentioned person, company, corporation or entity;

(b)	more than half the issued share capital of or equity interest in which is beneficially owned, directly or indirectly, by the first-mentioned person, company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned person, company, corporation or entity.

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other person, company, corporation or entity is able to direct its policies and management whether by contract or otherwise.

"Substitute Charter" means, in respect of any Charter which terminates prior to the date on which that Charter would have expired by effluxion of time, a substitute charter, on substantially similar terms to that Charter or otherwise on terms and conditions acceptable to the Agent, such acceptance not to be unreasonably withheld or delayed.

"Substitution Period" means, in respect of any Charter which terminates prior to the date on which that Charter would have expired by effluxion of time, the period beginning on the date of such termination and ending on the date falling sixty (60) days thereafter.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Management Agreements" means the agreements for the technical management of the Vessels made or to be made between each Collateral Owner respectively and the Technical Manager and "Technical Management Agreement" means any one of them.

"Technical Manager" means Univan Ship Management International Limited and/or Univan Ship Management Limited, Hong Kong as its sub-contractor or such other technical managers or sub-technical managers of the Vessels nominated by a Collateral Owner, the Borrower or the Manager as the Agent may approve (such approval not to be unreasonably withheld or delayed).

"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention or confiscation of a Vessel by any government or by persons acting or purporting to act on behalf of any government, unless that Vessel is released and returned to the possession of the relevant Collateral Owner within sixty (60) days after the capture, seizure, arrest, detention or confiscation in question.

"Transaction" means a transaction entered into between the Swap Provider and the Borrower governed by the Master Agreement.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 8 or any other form agreed between the Agent and the Borrower.

"Transfer Date", in relation to any Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Trust Property" means:

(a)	all benefits derived by the Security Agent from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

"Unpaid Sum" means any sum due and payable but which remains unpaid by a Security Party under the Finance Documents.

"Vessel Tranches" means the Vessel A Tranche, the Vessel B Tranche, the Vessel C Tranche and the Vessel D Tranche and "Vessel Tranche" means any one of them.

"Vessel A Tranche" means the lower of (i) the relevant Maximum Tranche Amount and (ii) sixty per cent (60%) of the Fair Market Value of Vessel A calculated no more than fourteen (14) days prior to the Drawdown Date of the Vessel A Tranche and advanced or to be advanced by the Lenders to the Borrower in accordance with Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

"Vessel B Tranche" means the lower of (i) the relevant Maximum Tranche Amount and (ii) sixty per cent (60%) of the Fair Market Value of Vessel B calculated no more than fourteen (14) days prior to the Drawdown Date of the Vessel B Tranche and advanced or to be advanced by the Lenders to the Borrower in accordance with Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

"Vessel C Tranche" means the lower of (i) the relevant Maximum Tranche Amount and (ii) sixty per cent (60%) of the Fair Market Value of Vessel C calculated no more than fourteen (14) days prior to the Drawdown Date of the Vessel C Tranche and advanced or to be advanced by the Lenders to the Borrower in accordance with Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

"Vessel D Tranche" means the lower of (i) the relevant Maximum Tranche Amount and (ii) sixty per cent (60%) of the Fair Market Value of Vessel D calculated no more than fourteen (14) days prior to the Drawdown Date of the Vessel D Tranche and advanced or to be advanced by the Lenders to the Borrower in accordance with Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

"Vessels" means each vessel listed in Schedule 2 under the heading "Vessel" and everything now or in the future belonging to it on board and ashore, currently registered under the flag set out in Schedule 2 in the ownership of the Collateral Owner set out opposite its name in Schedule 2 and "Vessel" means any one of them.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, permitted transferees and permitted assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to Singapore time; and

1.2.10	words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives prior to the date of this Agreement save for the provisions of the committed term sheet headed "Borrowers' Walk Away Option" and "Market Flex" accepted by the Borrower and the Collateral Owners on 18th April 2008 which shall remain in full force and effect in accordance with their terms.

1.4	Accounting terms

Any accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with applicable GAAP (whether or not such is indicated in this Agreement).

1.5	Majority Lenders

Where this Agreement or any of the other Finance Documents provides for any matter to be determined by reference, directly or indirectly, to the opinion of the Majority Lenders or to be subject, directly or indirectly, to the consent or request of the Majority Lenders or for any action to be taken, directly or indirectly, on the instructions of the Majority Lenders, the Agent shall be obliged to notify the Borrower as soon as is reasonably practicable of any such opinion, consent, request or instructions and the Borrower shall be entitled to rely upon such notification as to whether or not the relevant majority has been obtained.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan not exceeding the Maximum Loan Amount.

2.2
Finance Parties' obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrower shall apply the Loan for the purposes referred to in Recital (B).

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1
Conditions precedent The Borrower is not entitled to have any Drawing advanced unless the Agent or its duly authorised representative has received all of the documents and other evidence listed in Part I(a) of Schedule 5 and Part I(b) of Schedule 5, save that references in Part I(b) of Schedule 5 to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that specific Vessel respectively.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default shall have occurred and be continuing or would result from the advance of that Drawing; and

3.2.2	the representations made by the Borrower under Clause 11 are true in all material respects.

3.3
Drawing limit The Lenders will only be obliged to advance a Drawing if that Drawing will not increase the Loan to a sum in excess of the Maximum Loan Amount nor result in a Vessel Tranche exceeding the amount calculated in accordance with the definition of that Vessel Tranche in Clause 1.1 provided that, if the Borrower has exercised its option pursuant to Clause 4.1, that Vessel Tranche shall be reduced by an amount equivalent to one third of the first Repayment Instalment in respect of that Vessel Tranche as set out in Schedule 6 (as reduced, if applicable, by the operation of Clause 5.3) and the Agent shall prepare a replacement repayment schedule for that Vessel Tranche and such replacement repayment schedule shall (in the absence of manifest error) replace the original repayment schedule for that Vessel Tranche and shall thereafter be the repayment schedule in respect of that Vessel Tranche.

3.4
Conditions subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent or its duly authorised representative on, or as soon as practicable after, the relevant Drawdown Date and in any event prior to the relevant date set out in Part II of Schedule 5, the additional documents and other evidence listed in Part II of Schedule 5, save that references in that Part II to "the Vessel" or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that specific Vessel respectively.

3.5
No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrower before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Agent or its duly authorised representative, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent or its duly authorised representative no later than thirty (30) days after the relevant Drawdown Date or such other earlier date as is specified in Schedule 5 Part II or later date as may be agreed by the Agent and the Borrower.

The advance of a Drawing under this Clause 3.5 shall not be taken as a waiver of the Lenders' right to require production of all the documents and evidence required by Clause 3.1.

3.6	Form and content All documents and evidence delivered to the Agent or its duly authorised representative under this Clause 3 shall:

3.6.1	be in form and substance reasonably acceptable to the Agent; and

3.6.2	if required by the Agent (acting reasonably), be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Availability date and Advance

4.1
Availability date The Borrower shall have the option, exercisable by notice in writing addressed to the Agent no less than three (3) Business Days prior to the Availability Termination Date, to extend the Availability Termination Date until the Extended Availability Termination Date.

4.2
Drawdown Request The Borrower may drawdown the Loan in up to four Drawings each comprising one or more Vessel Tranches, which Vessel Tranches are each to be advanced in one amount on a Business Day prior to the Availability Termination Date or, subject to Clause 4.1, the Extended Availability Termination Date, by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date.

4.3
Lenders' participation Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrower through the Agent on the relevant Drawdown Date.

5	Repayment

5.1
Repayment of Loan The Borrower agrees to repay the Vessel A Tranche to the Agent for the account of the Lenders by six (6) consecutive quarterly instalments and to repay each of the Vessel B Tranche, the Vessel C Tranche and the Vessel D Tranche to the Agent for the account of the Lenders by ten (10) consecutive quarterly instalments each in the sum indicated opposite the relevant instalment number in Schedule 6. The first instalment for a Vessel Tranche shall fall due on 30th September 2008 and subsequent instalments shall, subject to Clause 5.2, fall due at consecutive intervals of three (3) calendar months thereafter.

5.2
Final Repayment Date The final repayment date of a Vessel Tranche shall be the earlier of (i) the date for repayment of that Vessel Tranche calculated in accordance with Clause 5.1 and Schedule 6 and (ii) 31st December 2010.

5.3
Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower in respect of a Vessel Tranche is less than the Maximum Tranche Amount applicable to that Vessel Tranche, the amount of each Repayment Instalment in respect of that Vessel Tranche shall be reduced pro rata to the amount actually advanced.

5.4	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3
the Borrower shall repay that Lender's Contribution within forty five (45) days of its receipt of notification in accordance with Clause 6.1.2 or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments shall be reduced pro rata.

6.2
Voluntary prepayment of Loan The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of five hundred thousand Dollars ($500,000) or multiples thereof) subject as follows:

6.2.1	it gives the Agent not less than five (5) Business Days' (or such shorter period as the Agent may reasonably agree) prior notice;

6.2.2	any prepayment under this Clause 6.2 shall be pro-rated across the Vessel Tranches and then applied in satisfaction of the Borrower's obligations under Clause 5.1 in inverse order of maturity.

6.3
Mandatory prepayment on sale or Total Loss If a Vessel is sold by a Collateral Owner or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or within one hundred and twenty (120) days after any such Total Loss, make a prepayment of the Loan in an amount equivalent to those sale or Total Loss proceeds. Any such prepayment shall be applied first in prepayment of the Vessel Tranche applicable to that Vessel and any surplus shall be pro-rated across the remaining Vessel Tranches and then applied in satisfaction of the Borrower's obligations under Clause 5.1 in respect thereto in inverse order of maturity.

For the purpose of the Finance Documents a Total Loss shall be deemed to have occurred when:-

(a)	in the case of an actual total loss of a Vessel on the actual date or at the time that Vessel was lost or, if such date is not known, on the date on which that Vessel was last reported;

(b)
in the case of a constructive total loss of a Vessel, upon the date and at the time notice of abandonment of that Vessel is given to the insurers of that Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and at the time at which either a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred or a total loss is subsequently admitted by the insurers;

(c)	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of that Vessel;

(d)	in the case of requisition for the title or compulsory acquisition of a Vessel on the date on which the requisition for title or other compulsory acquisition in relation to that Vessel occurs; and

(e)
in the case of capture, seizure, arrest, detention or confiscation of a Vessel (other than by way of requisition for title or compulsory acquisition) by any government or by persons purporting to act on behalf of any government which deprives the relevant Collateral Owner of the use of that Vessel for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant capture, seizure, arrest, detention or confiscation occurred.

6.4
Mandatory prepayment on termination of Charter If a Charter is terminated for any reason prior to its scheduled expiry date (other than the sale of the relevant Vessel which is the subject of that Charter or a Total Loss in respect of that Vessel), the Borrower shall, unless that Vessel has been delivered into a Substitute Charter within the Substitution Period pursuant to Clause 12.5, prepay the Vessel Tranche applicable to that Vessel within three (3) Business Days following the expiry of the Substitution Period.

6.5
Mandatory prepayment in single hull phase-out If three (3) or more of any of the People's Republic of China, South Korea, Japan, India, Indonesia, Thailand, Singapore and Taiwan enforce a phase-out of single hull oil tankers the Borrower shall prepay the Loan within three (3) Business Days of the date on which the last of the three (3) countries above who have enforced such phase-out, enforce such phase-out.

6.6
Mandatory prepayment on change of control If there occurs any change in the control of the Borrower or the Borrower enters into any amalgamation, demerger, merger or corporate restructuring (save in accordance with the Share Purchase Agreement) or the Borrower disposes of a material part of any of its present or future assets or undertaking without, in each such case, the prior written consent of the Majority Lenders (such consent not to have been unreasonably withheld or delayed) the Borrower shall prepay the Loan within three (3) Business Days of such event occurring.

6.7
Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

7	Interest

7.1
Interest Periods The period during which each Vessel Tranche shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three (3), six (6) or twelve (12) months' duration, as selected by the Borrower by written notice to the Agent not later than 11.00 a.m. on the third London Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Borrower and the Agent.

7.2
Beginning and end of Interest Periods Each Interest Period in respect of a Vessel Tranche shall start on the first Drawdown Date in respect of that Vessel Tranche or, if that Vessel Tranche has already been drawndown, on the last day of the preceding Interest Period and end on the date which numerically corresponds to the first Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3
Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of Vessel Tranche equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4
Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on each Vessel Tranche at the rate determined by the Agent to be the aggregate of (a) the applicable Margin and (b) LIBOR.

7.6
Failure to select Interest Period If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1, the interest rate applicable shall be the rate determined by the Agent in accordance with Clause 7.5 for an Interest Period of such duration (not exceeding three (3) months) as the Agent may select.

7.7
Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.8
Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9
Changes in market circumstances If at any time prior to the commencement of an Interest Period the Agent determines (which determination shall, in the absence of manifest error, be final and conclusive and binding on the Borrower) that (i) in the London interbank market adequate and fair means do not exist for determining the rate of interest on a Vessel Tranche for any Interest Period by reason of circumstances affecting the London Interbank Market generally or (ii) none or only one of the Reference Banks supplies the Lenders with a quotation for the purpose of calculating LIBOR or (iii) the Agent is notified by Lenders whose participation in the Loan exceeds fifty per cent (50%) of the Loan that LIBOR does not accurately reflect the cost to such Lenders of obtaining deposits in Dollars in the London Interbank Market in the ordinary course of business:

7.9.1
the Agent shall promptly give notice to the Lenders and the Borrower of the occurrence of such event and such notice shall contain particulars of the relevant circumstances giving rise to this issue and shall certify the effective cost to the Lenders of maintaining the Loan and the rate of interest payable by the Borrower for that Interest Period; and

7.9.2	the rate of interest on each Lender's Contribution in the relevant Vessel Tranche for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)
the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Contribution in the relevant Vessel Tranche from whatever source it may reasonably select

PROVIDED THAT if the resulting rate of interest on any Contribution is not acceptable to the Borrower:

7.9.3
the Agent on behalf of the Lenders will negotiate with the Borrower in good faith for a period of up to thirty (30) days with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.9.4	any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on all the parties to this Agreement and shall apply to all Contributions in the relevant Vessel Tranche; and

7.9.5
if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest in respect of the relevant Vessel Tranche, the relevant Lender shall cease to be obliged to advance its Commitment in that Vessel Tranche but, if it has already been advanced, the Borrower will prepay the relevant Lender's Contribution to that Vessel Tranche on the tenth (10th) Business Day after expiry of such thirty (30) day period, together with any Break Costs, and the remaining Repayment Instalments in respect of that Vessel Tranche shall be reduced by the amount of that Lender's Commitment or Contribution (as applicable) on a pro rata basis.

7.10
Determinations conclusive The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

7.11
Interest rate hedge The Borrower may, if it wishes, enter into a swap to swap its floating interest rate under this Agreement to a fixed interest rate in respect of a notional amount of up to the full amount of the Loan and the Borrower agrees, without any commitment on its part, to offer the Swap Provider a right of first refusal to enter into a Transaction in respect of any such swap.

7.12
Reference Bank quotations Subject to clause 7.9 (ii) (which applies in the event that none or only one of the Reference Banks supplies the Lenders with a quotation for the purpose of calculating LIBOR), if any Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR, the interest rate shall be determined or the basis of the quotations furnished by the remaining Reference Banks.

8	Indemnities

8.1
Transaction expenses The Borrower will, within fourteen (14) days of the Agent's written demand, pay the Agent (for the account of the Finance Parties) the amount of all documented costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1
the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed) requested by the Borrower; and

8.1.3
any other document which may at any time be reasonably required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessels) and any insurance report, but excluding, for the avoidance of doubt, any such expense incurred in connection with the transfer, assignment or sub-participation of any of the rights and/or obligations of any Lender under the Finance Documents.

8.2
Funding costs The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent's written demand against all direct and foreseeable losses and costs incurred or sustained by that Finance Party if, for any reason, a Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by, or negligence of, a Finance Party).

8.3
Break Costs The Borrower shall indemnify each Lender, by payment to the Agent (for the account of that Lender) on the Agent's written demand against all Break Costs directly and foreseeably incurred by that Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for the relevant Vessel Tranche or relevant part of that Vessel Tranche, or any other payment (other than loss of Margin) under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement or the Master Agreement.

8.4
Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent's written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5
Increased costs (subject to Clause 8.6) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement except if applicable to a particular Lender only and not generally imposed on all banks of the same kind regulated by the same central bank or other fiscal or monetary or other authority:

8.5.1	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Lender; or

8.5.2
the manner in which a Lender allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Lender is required or requested to maintain shall be affected; or

8.5.3	there is imposed on a Lender any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Lender of that Lender making or maintaining its Commitment and/or Contribution, or to cause a Lender to suffer (in its opinion) a reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to Clause 8.6, the Lender affected shall notify the Agent and the Agent shall in turn notify the Borrower and the Borrower shall from time to time pay to the Agent, within ten (10) Business Days of a demand by the Agent, for the account of that Lender the amount which shall compensate that Lender for such additional cost or reduced return. A certificate signed by an authorised signatory of that Lender setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

Without prejudice to the Borrower's obligation to pay any amount required to be paid under this Clause or Clause 17.3, the affected Lender, the Borrower and the Agent shall consult in good faith including, without limitation, consultation on the possibility of the affected Lender transferring its Commitment and/or Contribution to an alternative lending office or to an alternative bank or financial institution to avoid the increased cost or liability identified by the affected Lender. If no agreement is reached on the means to avoid such increased cost or liability within thirty (30) days of the date on which the affected Lender notified the Borrower of the increased cost or liability in question, the Borrower may, at its option, prepay the relevant Lender 's Contribution and cancel its Commitment on the next Interest Payment Date(s) relevant to such Contribution and on receipt of such prepayment the remain Repayment Instalments shall be reduced by the amount of that Lender's Commitment or Contribution (as applicable) on a pro-rata basis.

8.6	Exceptions to increased costs Clause 8.5 does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10; or

8.6.2	compensated for by a payment made under Clause 17.3; or

8.6.3	compensated for by any other provision in this Agreement; or

8.6.4	attributable to the negligence of, or the wilful breach by the relevant Lender of any law or regulation.

8.7
Events of Default The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent's written demand, against all losses, costs and liabilities incurred or sustained by that Finance Party as a consequence of the occurrence of any Event of Default.

8.8
Enforcement costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent's written demand the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of a Vessel or a Collateral Vessel and/or a lender to the Borrower, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel or a Collateral Vessel.

8.9
Other costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent's written demand the amount of all sums which that Finance Party may pay or become actually or contingently liable for on account of a Collateral Owner or a Double Hull Collateral Owner in connection with a Vessel or a Double Hull Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may reasonably give in respect of the Insurances, any expenses reasonably incurred by that Finance Party in connection with the maintenance or repair of a Vessel or a Double Hull Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel or a Double Hull Vessel, and any sums which that Finance Party may pay or guarantees which it may reasonably give to procure the release of a Vessel or a Double Hull Vessel from arrest or detention.

8.10
Taxes The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party's overall net income, gains or profit) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) on the Agent's written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes (except for Taxes incurred in connection with any transfer, assignment or sub-participation of any of the rights and/or obligations of a Lender under any of the Finance Documents).

9	Fees

9.1
Commitment fee The Borrower shall pay to the Agent (for the account of the Lenders in their respective Proportionate Shares calculated by reference to the respective relevant Commitments of each Lender) a commitment fee computed at the rate of zero point two five per cent (0.25%) per annum on the undrawn amount of the Maximum Loan Amount from time to time from the date of this Agreement until the earlier of the Drawdown Date in respect of the final Drawing and the Availability Termination Date (or if applicable, the Extended Availability Termination Date). The accrued commitment fee is payable on each Drawdown Date and, if not all the Vessel Tranches are advanced, on the Availability Termination Date (or, if applicable, the Extended Availability Termination Date).

9.2	Arrangement fee The Borrower shall pay to the Agent for the account of DVB Group Merchant Bank (Asia) Ltd an arrangement fee in the amount and at the times agreed in a Fee Letter.

9.3	Agency fee The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

10	Security and Application of Moneys

10.1
Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in the Agreed Form:

10.1.1	guarantees and indemnities from the Collateral Owners;

10.1.2	first priority statutory mortgages over the Vessels together with collateral deeds of covenants;

10.1.3	first priority deeds of assignment of the Insurances, Earnings and Requisition Compensation of the Vessels from the Collateral Owners;

10.1.4	first priority deeds of assignment of the Charters or any Substitute Charter from the Collateral Owners;

10.1.5	first priority deeds of charge over the Accounts and all amounts from time to time standing to the credit of the Accounts from the Collateral Owners;

10.1.6	guarantees and indemnities from the Double Hull Collateral Owners;

10.1.7	second priority statutory mortgages over the Double Hull Vessels together with second priority collateral deeds of covenants;

10.1.8	second priority deeds of assignment of the insurances, earnings and requisition compensation of the Double Hull Vessels from the Double Hull Collateral Owners;

10.1.9	second priority deeds of assignment of the Double Hull Charters or any Double Hull Substitute Charter from the Double Hull Collateral Owners; and

10.1.10	second priority deeds of charge over the Double Hull Accounts and all amounts from time to time standing to the credit of the Double Hull Accounts from the Double Hull Collateral Owners.

10.2
Pledge option In consideration of, inter alia, the Lenders making their respective Commitments and/or Contribution available to the Borrower and/or entering into or continuing a Transaction, the Borrower hereby irrevocably and unconditionally agrees and undertakes that it will, within ten (10) Business Day of receipt of written notice from the Agent at any time during the Facility Period (i) execute in favour of the Security Agent first priority pledges or charges over all the Borrower's right, title and interest to and in the shares of each Collateral Owner in such form as the Security Agent and the Borrower, acting reasonably, may agree (ii) execute in favour of the Security Agent second priority pledges or charges over all the Borrower's right, title and interest in and to the shares of each Double Hull Collateral Owner in such form as the Security Agent and the Borrower, acting reasonably, may agree and (iii) execute and deliver to the Security Agent all further instruments and documents which the Security Agent may reasonably require to obtain the full benefits of such pledges or charges.

10.3
Earnings and Retention Accounts The Borrower shall procure that each Collateral Owner maintains its Accounts with the Agent (or such other leading bank as may be requested by the Borrower and, subject to execution of an Accounts Charge in form and substance satisfactory to the Lenders, agreed to by the Agent (such agreement not to be unreasonably withheld)) for the duration of the Facility Period free of Encumbrances (other than Permitted Encumbrances) and rights of set off other than those created by or under the Finance Documents.

10.4	Earnings The Borrower shall procure that all Earnings and any Requisition Compensation in respect of a Vessel are credited to the Earnings Account applicable to that Vessel.

10.5
Transfers to Retention Account On the day in each calendar month during the Facility Period which numerically corresponds to the Drawdown Date in respect of a Vessel Tranche (or, if there is no such day, on the last Business Day of that month), the Borrower shall, subject to Clause 10.9, procure that there is transferred from the relevant Earnings Account to the relevant Retention Account:

10.5.1	one-third of the amount of the Repayment Instalment due on the next Repayment Date; and

10.5.2
the amount of interest due on the next Interest Payment Date divided by the number of months between the last Interest Payment Date (or, if none, the Drawdown Date of that Vessel Tranche) and that next Interest Payment Date, and the Borrower irrevocably authorises the Agent and will procure that each Collateral Owner irrevocably instructs the Agent, to make those transfers provided always that, if the Borrower has exercised its option under Clause 4.1, the amount of the Repayment Instalment referred to in Clause 10.5.1 shall be one half (½) of the amount of that Repayment Instalment due on the next Repayment Date rather than one third (⅓).

10.6
Additional payments to Retention Accounts If for any reason the amount standing to the credit of an Earnings Account is insufficient to make any transfer to the relevant Retention Account required by Clause 10.5, the Borrower shall, without demand, procure that there is credited to the relevant Retention Account, on the date on which the relevant amount would have been transferred from the relevant Earnings Account, an amount equal to the amount of the shortfall.

10.7	Application of Retention Accounts The Borrower shall procure that there is transferred from the relevant Retention Account to the Agent:

10.7.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

10.7.2	on each Interest Payment Date, the amount of interest then due,

and the Borrower irrevocably authorises the Agent and will procure that each Collateral Owner irrevocably instructs the Agent to make those transfers.

10.8
Borrower's obligations not affected If for any reason the amount standing to the credit of a Retention Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.9
Payments from Earnings Accounts The amounts credited to an Earnings Account shall, subject to the other terms of this Agreement and the terms of the Coordination Agreement, be applied by the Agent in the following order of priority:

10.9.1
first, in or towards payment of all amounts then due and owing to the Agent and/or the Finance Parties under the Finance Documents in respect of fees, commissions, expenses and other costs incurred by the Finance Parties;

10.9.2	second,in satisfaction of the Borrower's obligations under Clause 10.5;

10.9.3	third, in the maintenance or satisfaction of the Borrower's obligations under Clause 12.3.18;

10.9.4	fourth, in the maintenance or satisfaction of the Borrower's obligations under Clause 10.7 and 10.15;

10.9.5	fifth, in satisfaction of the Borrower's obligations under the Master Agreement;

10.9.6	sixth, in payment of the Operating Expenses of the Vessel owned by the Collateral Owner in whose name such Earnings Account is open; and

10.9.7	seventh, (and subject always to no Default having occurred and then being continuing) to the Borrower or to its order.

10.10
Restriction on withdrawal During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause 10) without the prior written consent of the Agent (such consent not to be unreasonably withheld).

10.11
Relocation of Accounts At any time following the occurrence and during the continuation of an Event of Default, the Agent may without the consent of the Borrower or a Collateral Owner relocate any of the Accounts to any other branch of the Agent, without prejudice to the continued application of this Clause 10 and the rights of the Finance Parties under the Finance Documents.

10.12
Application after acceleration From and after the giving of notice to the Borrower by the Agent under Clause 13.2, the Borrower shall procure that all sums from time to time standing to the credit of the Accounts are, subject to the terms of the Coordination Agreement, immediately transferred to the Agent for application in accordance with the provisions of Clause 10.13 and the Borrower irrevocably authorises the Agent and will procure that each Collateral Owner irrevocably instructs the Agent to make those transfers.

10.13
General application of moneys The Borrower, subject to Clause 10.14 and the terms of the Coordination Agreement, irrevocably authorises and shall procure that each Collateral Owner irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive:

10.13.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

10.13.2	by way of payment of any sum in respect of the Insurances, Earnings, Requisition Compensation or Charters; or

10.13.3	by way of transfer of any sum from any of the Accounts; or

10.13.4	otherwise arising under or in connection with this Agreement and any Security Document,

in the following order of priority:

(a)	firstly, in or towards reimbursement of fees and expenses of the Finance Parties;

(b)
secondly, by application in or towards repayment of accrued but unpaid interest and fees provided that if the amount to be applied is insufficient to satisfy the full amount specified in paragraph (b), it shall be split between the Lenders on a pro-rata basis calculated by reference to the proportion which the amount of interest and fees owed to a Lender bears to the aggregate amount of interest and fees owed to all the Lenders;

(c)
thirdly, by application in or towards repayment of the balance of the Indebtedness provided that if the amount to be applied is insufficient to satisfy the full amount specified in this paragraph (c), it shall be split between the Lenders and the Swap Provider on a pro-rata basis calculated by reference to the proportion which the amount of the balance of the Indebtedness owed to a Lender or the Swap Provider bears to the aggregate amount of the balance of the Indebtedness owed to all of the Lenders and the Swap Provider;

(d)	fourthly, by payment to the Borrower and/or a Collateral Owner and/or to anyone else entitled thereto

10.14
Application of moneys on sale or Total Loss The Borrower irrevocably authorises and shall procure that each Collateral Owner irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive pursuant to a sale by that Collateral Owner of its Vessel or a Total Loss of its Vessel in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3, but the Borrower's obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

10.15
Additional security If at any time the Fair Market Value of a Vessel and the value of any additional security including, but not limited to, any Cash Reserve Amount credited to the Earnings Account applicable to that Vessel (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and reasonably determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.15 in respect of that Vessel is less than the relevant Security Percentage the Borrower shall, within thirty (30) days of receipt of the Agent's request, at the Borrower's option:

10.15.1	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.15.2	constitute to the satisfaction of the Security Agent such other non-cash additional security in amount and form reasonably acceptable to the Security Agent in its discretion; or

10.15.3
prepay the amount of the Indebtedness which will ensure that the aggregate of the market value of the Vessels (determined as stated above) and the value of any such additional security is not less than the relevant Security Percentage provided that the Agent shall, when calculating the Security Percentage in accordance with the opening paragraph of this Clause 10.15, add in and offset any surplus value by which the Fair Market Value of any other Vessel and the Cash Reserve Amount credited to the Earnings Account applicable to that Vessel exceeds the relevant Security Percentage applicable to its Vessel Tranche.

Clauses 5.4, 6.2.2 and 6.7 shall apply, mutatis mutandis, to any prepayment made under this Clause 10.15 and the value of any additional security provided shall be determined as stated above.

The Agent may obtain a Fair Market Value for a Vessel at any time during the Facility Period provided that the Borrower shall only pay for the cost of obtaining such valuation once in any calendar year unless, as a result of such valuation, an Event of Default shall occur and be continuing, in which case the Borrower shall be liable for the cost thereof.

10.16	Release of additional security

If the Borrower has provided further security to the Security Agent in respect of a Vessel pursuant to Clause 10.15 ("Further Security") and the Agent has, following the provision of such Further Security, obtained or calculated a subsequent Fair Market Value in respect of that Vessel either (i) in accordance with Clause 10.15 or (ii) at the specific written request of the Borrower (in which case any Fair Market Value so obtained shall be at the Borrower's cost), the Security Agent, shall as soon as reasonably practicable after notice in writing from the Borrower to do so, release such Further Security as is requested by the Borrower in such notice provided that the Security Agent is satisfied that, immediately following such release, the latest Fair Market Value of the Vessel or Vessels in question will, equal or exceed the relevant Security Percentage.

11	Representations

11.1
Representations The Borrower makes the representations and warranties set out in this Clause 11.1 to each Finance Party on the date of this Agreement except as otherwise disclosed by the Borrower to the Agent in writing before the date of this Agreement with specific reference to this Agreement.

11.1.1
Status Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2
Binding obligations The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 3, legal, valid, binding and enforceable obligations.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrower is acting for its own account.

11.1.4
Power and authority Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)
to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 5.

11.1.6
Governing law and enforcement The choice of English, Hong Kong or Singapore law as the governing law of any Finance Document expressed to be governed by that law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7
Deduction of Tax No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8
No filing or stamp taxes Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents (other than the Mortgages, the Assignments, the Assignments of Charters, the Accounts Charges, the Collateral Mortgages, the Collateral Assignments, the Collateral Assignments of Charters and the Collateral Accounts Charges) be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default has occurred and is continuing.

11.1.10	No misleading information Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date is was provided.

11.1.11
Pari passu ranking The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12
No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

11.1.13
Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan or swap facilities of the nature contemplated by this Agreement available to the Borrower.

11.1.14	No established place of business in the UK or US No Security Party has an established place of business in the United Kingdom or the United States of America.

11.1.15
Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrower to the Agent in accordance with Clause 3 are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

11.1.16	Ownership and control of Collateral Owners Each Collateral Owner is or will be following the Merger a wholly owned Subsidiary of the Borrower and is controlled by the Borrower.

11.2
Repetition Each representation and warranty in Clause 11.1 (other than in respect of Clauses 11.1.5, 11.1.7, 11.1.8, 11.1.9, 11.1.12, 11.1.13 and 11.1.15) is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.

11.3
Qualification The representations and warranties made or to be made by the Borrower under pursuant to clause 11.1 are and shall be construed as being made subject to the reservations or qualifications as to matters of law set forth in the legal opinions to be delivered to the Agent pursuant to Clause 3.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information Undertakings

12.1.1
Financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, the Borrower's audited consolidated (so as to include the Collateral Owners) financial statements for that financial year, together with a Compliance Certificate, signed by two directors of the Borrower, setting out (in reasonable detail) computations as to compliance with Clause 12.2 as at the date as at which those financial statements were drawn up.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrower under Clause 12.1.1:

(a)
shall be certified by two (2) directors of the Borrower as fairly representing its financial condition and that of the Collateral Owners as at the date as at which those financial statements were drawn up; and

(b)
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the Borrower's auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3
Interim financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each half-year during each of its financial years, the Borrower's and each Collateral Owner's unaudited semi-annual financial statements for that half-year.

12.1.4	Information: miscellaneous The Borrower shall supply to the Agent:

(a)
all documents dispatched by the Borrower or any Collateral Owner to its shareholders (or any class of them) or its creditors save for information which is confidential in relation to third parties which is not disclosable by law or regulatory requirement, generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which would, if adversely determined, have a Material Adverse Effect; and

(c)
promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request save for information which is confidential in relation to third parties which is not disclosable by law or regulatory requirement including, without limitation, cash flow analyses and details of the Operating Expenses of any Vessel.

12.1.5	Notification of default

The Borrower shall notify the Agent of any Default which has occurred and is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

12.1.6	"Know your customer" checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any applicable law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants

The Borrower shall, on a consolidated basis, maintain throughout the Facility Period:-

12.2.1
minimum available cash of fifteen million Dollars ($15,000,000) comprising (i) any amounts credited to the Earnings Accounts (excluding Projected Drydocking Costs), (ii) free cash and (iii) undrawn amounts of working capital facilities;

12.2.2	a minimum Value Adjusted Net Worth of one hundred million Dollars ($100,000,000);

12.2.3	amaximum Value Adjusted Leverage of seventy five per cent (75%); and

12.2.4	a minimum Interest Coverage ratio of 2.25:1

and for the purposes of this clause and each Compliance Certificate:-

"Value Adjusted Net Worth" means the paid up capital of the Borrower plus capital reserves plus unappropriated profits or losses after revaluation of all vessels owned by the Borrower and its Subsidiaries (as determined by the Agent acting reasonably);

"Value Adjusted Leverage" means total liabilities divided by the Fair Market Value of all vessels owned by the Borrower and its Subsidiaries;

"Interest Coverage" means EBITDA divided by interest expense;

"EBITDA" means earnings before interest, tax, depreciation and amortisation.

The Agent shall, semi-annually during the Facility Period, test for compliance with the financial covenants under this Clause by reference to the financial statements provided under Clause 12.1.

12.3	General undertakings

12.3.1	Authorisations The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon written request supply certified copies to the Agent of,

any consent, licence, approval or authorisation required under any applicable law or regulation to enable each Security Party to perform its respective obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document to which it is a party.

12.3.2
Compliance with laws The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

12.3.3
Conduct of business The Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4
Evidence of good standing The Borrower will from time to time if requested by the Agent provide the Agent with evidence in form and substance reasonably satisfactory to the Agent that the Security Parties remain in good standing.

12.3.5
Negative pledge and no disposals in respect of the Collateral Owners The Borrower shall procure that no Collateral Owner shall, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), create nor permit to subsist any Encumbrance or other third party rights (other than a Permitted Encumbrance) over any of such Collateral Owner's present or future assets or undertaking nor dispose of any those assets or of all or part of that undertaking (otherwise then, in accordance with Clause 12.4.1).

12.3.6
Merger The Borrower shall procure that no Collateral Owner shall, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) enter into any amalgamation, demerger, merger or corporate reconstruction.

12.3.7
Change of business The Borrower shall not without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.3.8
No other business The Borrower shall procure that no Collateral Owner shall without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) engage in any business other than the ownership, operation, chartering and management of its Vessel.

12.3.9
No place of business in UK or US The Borrower shall not have, and shall procure that no Collateral Owner shall have, an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

12.3.10
No borrowings The Borrower shall not without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) incur any Financial Indebtedness (except for the Loan, the Double Hull Facility and unsecured Financial Indebtedness provided that any such unsecured Financial Indebtedness in excess of the ten million Dollars ($10,000,000) in aggregate is subordinated to the Loan) and the Borrower shall procure that no Collateral Owner shall, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) incur any Financial Indebtedness (except for Existing Indebtedness, Financial Indebtedness directly incurred pursuant to the Finance Documents and unsecured Financial Indebtedness subordinated to the Loan).

12.3.11
No loans or other financial commitments The Borrower shall not, and shall procure that no Collateral Owner shall, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) make any loan except, in the case of the Borrower or a Collateral Owner, for Inter-Company Loans and normal trade credit in the ordinary course of business, nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for guarantees and indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of a Vessel from arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Vessel and except, in the case of a Collateral Owner, for the Loan and the Borrower and each Collateral Owner agrees that it shall not, following a Default which has occurred and is continuing, accept repayment of an Inter-Company Loan or payment of any interest on an Inter-Company Loan without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).

12.3.12
No dividends The Borrower shall not, and shall procure that no Collateral Owner shall, whilst a Default has occurred and is continuing, pay any dividends or make any other distributions to shareholders without the prior written consent of the Lenders (such consent not to be unreasonably withheld or delayed).

12.3.13	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Agent.

12.3.14
No change in Relevant Documents The Borrower shall procure that, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), there shall be no termination of, material alteration to, or waiver of any material term of, any of the Relevant Documents which are not Finance Documents.

12.3.15	No dealings with Master Agreement The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement.

12.3.16
Flag The Borrower shall procure that the Vessels are registered in the ownership of each relevant Collateral Owner under the laws and flag of Hong Kong and shall procure that the registration of the Vessels shall not be changed during the Facility Period without (i) in the case of a change of registration to an Approved Flag, the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed) or (ii) in the case of a change of registration to a country not being an Approved Flag, the prior written consent of all the Lenders (such consent not to be unreasonably withheld or delayed).

12.3.17	Undertaking in respect of Collateral Owners The Borrower hereby irrevocably agrees, undertakes and covenants that, throughout the Facility Period it will ensure:-

(a)	there is no material change to any shareholders agreement relating to each Collateral Owner whilst such Collateral Owner's Vessel is the subject of any of the Security Documents;

(b)
any Inter-Company Loan advanced by the Borrower to a Collateral Owner shall be unsecured and be subordinated to the rights of the Finance Parties under this Agreement whilst such Collateral Owner's Vessel is the subject of any of the Security Documents; and

(c)	there shall, following the Merger, be no change in the shareholding or control of any Collateral Owners whilst such Collateral Owner's Vessel is the subject of any of the Security Documents.

12.3.18
Cash reserve The Borrower shall procure that, throughout the Facility Period, a minimum cash reserve of not less than the Cash Reserve Amount shall be credited to each Earnings Account provided that the Agent may, in its discretion (acting reasonably) and provided the Borrower is in compliance with its obligations under Clause 12.2, allow a thirty (30) day period for a short term reduction in the Cash Reserve Amount on one or more Earnings Accounts to allow the Borrower or the relevant Collateral Owner to meet contingencies which could not be expected to have arisen in the Borrower's or a Collateral Owner's ordinary course of business.

12.3.19
Drydocking The Borrower shall provide written estimates to the Agent of the Projected Drydocking Cost of each Vessel together with reasonable evidence of how that cost is calculated not less than twelve (12) months prior to the scheduled drydocking date of each Vessel (the "Drydocking Date") and, without prejudice and in addition to the Borrower's obligations under Clause 12.3.18, the Borrower shall procure that twenty five per cent (25%) of such Projected Drydocking Cost for each Vessel (the "Quarterly Payments") shall be credited to the relevant Vessel's Earnings Account on or prior to the date falling at three (3) monthly intervals (the "Quarter Date") from the date falling twelve (12) months prior to the Drydocking Date (the "Start Date") provided always that, in relation to the final Quarterly Payment, that final Quarterly Payment shall be made not less than thirty (30) days prior to the Drydocking Date. The Borrower may revise the Projected Drydocking Cost subject to providing the Agent with reasonable evidence for such revision on or prior to each Quarter Date during the twelve (12) month period preceding the Drydocking Date and to the extent such revised Projected Drydocking Cost differs, on each Quarter Date, from the Projected Drydocking Cost first provided by the Borrower to the Agent, the Quarterly Payments shall be adjusted to reflect one (1) quarter of the revised Projected Drydocking Cost.

12.3.20
Management The Borrower shall procure that, throughout the Facility Period, not less than three (3) of its directors, one of whom being its chairman, are appointees of the Manager and that all executive officers of the Borrower are appointees of the Manager and that, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), there shall be no termination of, alteration to or waiver of any material term of the Management Agreement.

12.3.21
Associated transactions The Borrower shall not and shall procure that none of the Collateral Owners nor any of its or their Subsidiaries shall, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), enter into any transactions with each other save for the Management Agreement, the Technical Management Agreements, any other agreements contemplated by or pursuant to the Share Purchase Agreement and any other agreements permitted pursuant to this Agreement.

12.3.22
Change of control The Borrower shall procure that the shareholders of the Manager maintain, directly or indirectly a shareholding of no less than twenty five per cent (25%) of the Borrower excepting any dilution of such shareholding following the Merger resulting from the raising of additional equity by the Borrower.

12.4	Vessel undertakings

12.4.1
No sale of Vessel The Borrower shall procure that no Collateral Owner shall sell or otherwise dispose of its Vessel or any shares in its Vessel nor agree to do so without the prior written consent of the Agent which consent shall not be unreasonably withheld or delayed and which consent shall be granted if the net sales proceeds receivable upon completion of the sale of such Vessel would be no less than the higher of (i) the principal amount of that Vessel Tranche and (ii) the then current Fair Market Value of that Vessel.

12.4.2
No chartering after Event of Default Following the occurrence and during the continuation of an Event of Default the Borrower shall procure that no Collateral Owner shall without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) let its Vessel on charter (other than pursuant to a Charter) or renew or extend any charter or other contract of employment (including a Charter) of its Vessel (nor agree to do so).

12.4.3
No change in technical management The Borrower shall procure that, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), there shall be no termination of, alteration to, or waiver of any material term of, the Technical Management Agreements in respect of any Vessel and that no Collateral Owner shall without the prior written consent of the Lenders (such consent not to be unreasonably withheld or delayed) permit the Technical Managers to further sub-contract or sub-delegate the technical management of its Vessel to any third party.

12.4.4
Evidence of current COFR The Borrower shall procure that each Collateral Owner will, if and for so long as its Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain, retain and provide the Agent with a copy of, a valid Certificate of Financial Responsibility for its Vessel under that Act and will comply with the requirements of that Act.

12.4.5	ISM Code compliance The Borrower shall procure that each Collateral Owner will:

(a)	procure that its Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for its Vessel throughout the Facility Period and provide a copy to the Agent;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Agent; and

(d)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of its Vessel or of the DOC of the ISM Company.

12.4.6	ISPS Code compliance The Borrower shall procure that each Collateral Owner will:

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to its Vessel and procure that its Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for its Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC of its Vessel.

12.4.7	Annex VI compliance The Borrower shall procure that each Collateral Owner will:

(a)	for the duration of the Facility Period comply with Annex VI in relation to its Vessel and procure that its Vessel's master and crew are familiar with, and that its Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for its Vessel throughout the Facility Period and provide a copy to the Agent; and

(c)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC of its Vessel.

12.4.8
Inspection The Lenders shall have the right to appoint a surveyor to inspect up to two of the Vessels once a year at reasonable times and on reasonable prior notice (at the expense of the Borrower) or, if an Event of Default or a casualty over a Vessel has occurred and is continuing where the aggregate claim against all the insurers in respect thereof exceeds, one million Dollars ($1,000,000) to inspect that Vessel at any time, and the Borrower shall procure that any such surveyor so appointed by the Lenders shall be permitted to board the Vessel to carry out an inspection as to that Vessel's then state and condition provided that the Security Agent shall restrict inspections or surveys to times when a Vessel is being dry-docked or at times when a Vessel's sailing schedule would not be affected.

12.4.9
MARPOL 73/79 The Borrower shall procure that each Collateral Owner fulfils, in respect of its Vessel, all requirements prescribed for single hull vessels under MARPOL 73/79 and the Conditional Assessment Scheme (together the "Single Hull Regulations") and, in the case of each Vessel which is more than fifteen (15) years old, shall provide or procure that the relevant Collateral Owner provides to the Agent, on or around each anniversary of the date of this Agreement, evidence satisfactory to the Agent (acting reasonably) that such requirements have been and are being fulfilled.

12.4.10
Flag state consent The Borrower shall provide the Agent, prior to 30 June 2010, with evidence of confirmation from the country in which those Vessels over which the Security Agent holds an Encumbrance are then flagged (the "Flag State") that the Flag State will allow those Vessels to trade beyond 31 December 2010 until 31 December 2015.

12.5
Charters The Borrower shall, if a Charter terminates on a date prior to the date on which that Charter would expire by effluxion of time, use its best endeavours to procure that the relevant Collateral Owner secures a Substitute Charter within the Substitution Period and that the relevant Collateral Owner enters into an assignment of such Charter during the Substitution Period in favour of the Security Agent in the same form, mutatis mutandis, as the Assignment of Charter entered into by the Collateral Owner of that Vessel in respect of the Charter immediately preceding the relevant Substitute Charter.

12.6	Insurance covenants The Borrower shall procure that each Collateral Owner will at its own expense throughout the Facility Period ensure that:

12.6.1
each Vessel owned by a Collateral Owner remains insured against marine risks and war risks (including but not limited to blocking and trapping) on an agreed value basis for an amount which is the greater from time to time of (a) her full market value and (b) an amount which equals one hundred and twenty per cent (120%) of the amount of the Vessel Tranche applicable to that Vessel outstanding; and

12.6.2
that Vessel remains entered in a protection and indemnity association in both protection and indemnity classes, or remains otherwise insured against protection and indemnity risks and liabilities (including, without limitation, protection and indemnity war risks and freight, demurrage and defence cover); and

12.6.3
that Vessel remains insured against oil pollution caused by the Vessel for such amounts as the Security Agent may from time to time approve (acting reasonably) unless that risk is covered to the satisfaction of the Security Agent by the Vessel's protection and indemnity entry or insurance; and

12.6.4
the above Insurances are placed in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations (being members of the International Club Group so far as a protection and indemnity association is concerned) as the Security Agent shall have previously approved in writing (such approval not to be unreasonably withheld).

12.7
Insurance report The Owner shall reimburse the Agent on demand for the cost incurred by the Agent in obtaining a report on the adequacy of the Insurances from an insurance adviser instructed by the Security Agent once prior to the relevant Drawdown Date applicable to a Vessel and annually thereafter.

12.8
Mortgagees' insurance The Borrower agrees that the Agent shall be at liberty to take out mortgagees' interest insurance and mortgagees additional perils (oil pollution) insurance in relation to each Vessel for not less than one hundred ten per cent (110%) of the Vessel Tranche applicable thereto and otherwise on such terms and conditions as the Agent may from time to time decide, and the Borrower shall from time to time on demand reimburse the Agent for all reasonable costs, premiums and expenses paid or incurred by the Agent in connection with such insurances.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1
Non-payment The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Business Days of demand) and such amount remains unpaid for three (3) days after the due date.

13.1.2	Other obligations A Security Party does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and does not relate either to the Insurances or to compliance with Clause 10.15 and is remedied by the earliest of (i) ten (10) Business Days after the Agent gives notice to the Borrower of such Event of Default and of the action required to remedy it and (ii) ten (10) Business Days after the Borrower becomes aware of the failure to comply.

13.1.3
Misrepresentation Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated and which has a Material Adverse Effect.

13.1.4	Cross default Any Financial Indebtedness of a Security Party:

(a)	is not paid when due after any applicable grace period has expired; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described),

and which, in respect of the Borrower exceeds, in aggregate or otherwise, ten million Dollars ($10,000,000).

13.1.5	Insolvency

(a)
A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts (being, in the case of the Borrower, in excess, in aggregate or otherwise, of ten million Dollars ($10,000,000)) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness (being, in the case of the Borrower, in excess, in aggregate or otherwise, of ten million Dollars ($10,000,000)).

(b)	The aggregate value of the assets of the Security Parties is less than their aggregate liabilities.

(c)	A moratorium is declared in respect of any Financial Indebtedness of a Security Party (being, in the case of the Borrower, in excess, in aggregate or otherwise, of ten million Dollars ($10,000,000)).

13.1.6	Insolvency proceedings Any corporate action or legal proceedings is taken for:

(a)
the winding-up, dissolution, administration, bankruptcy (not being an action, proceedings or procedure which the relevant Security Party can demonstrate to the satisfaction of the Agent, by providing an opinion of leading counsel to that effect, is frivolous, vexations or an abuse of the process of the court or related to a claim to which the Security Party has a good defense and which is being vigorously contested by the Security Party) or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party (other than a solvent liquidation or reorganisation of a Security Party which has been approved by the Agent (such approval not to be unreasonably withheld or delayed));

(b)
a composition, compromise, assignment or arrangement with any creditor of a Security Party (unless as part of a solvent reorganisation which has been approved by the Agent (such approval not to be unreasonably withheld or delayed));

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a Security Party which has been approved by the Agent (such approval not to be unreasonably withheld or delayed)), receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or all or a substantial part of its assets; or

(d)	enforcement of any Encumbrance over all or a substantial part of the assets of a Security Party,

or any analogous procedure is taken in any jurisdiction in which a Security Party carries on business or to whose courts any part of their assets is subject.

13.1.7
Creditors' process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party having an aggregate value of twenty million Dollars ($20,000,000) and is not discharged within fourteen (14) days and such an event is likely to have a Material Adverse Effect.

13.1.8
Change in ownership or control There is any change in the direct ownership or control of any Collateral Owner from that advised to the Agent by the Borrower at the date of this Agreement (save in accordance with the Share Purchase Agreement or as is otherwise permitted by the terms of this Agreement).

13.1.9	Repudiation A Security Party (except a Finance Party) repudiates any of the Relevant Documents to which that Security Party is a party.

13.1.10
Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party unless the Relevant Document(s) are amended or replaced to the satisfaction of the Agent within fourteen (14) Business Days of the Borrower being notified by the Agent of such impossibility or unenforceability.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.4 is not satisfied within the time specified in this Agreement or otherwise reasonably required by the Agent.

13.1.12
Curtailment of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business unless as part of a solvent reorganisation which has been approved by the Agent (such approval not to be unreasonably withheld) or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired and any such event is likely to have a Material Adverse Effect.

13.1.13	Reduction of capital A Security Party reduces its issued or subscribed capital.

13.1.14	Challenge to registration The registration of a Vessel or a Mortgage is cancelled or terminated without the prior written consent of the Agent.

13.1.15
War The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.16
Master Agreement termination A notice is given by the Swap Provider under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is lawfully terminated, cancelled, rescinded, revoked or otherwise ceases to remain in full force and effect.

13.1.17
Notice of termination A Collateral Owner gives notice to the Security Agent to terminate its obligations under a Guarantee and/or Double Hull Collateral Owner gives notice to the Security Agent to terminate its obligations under a Collateral Guarantee.

13.1.18	Double Hull Loan Agreement An Event of Default occurs under the Double Hull Loan Agreement.

13.1.19
Material adverse change There occurs a change in the financial condition of the Borrower by reference to the financial statements referred to in Clause 12.1.1 and such change is likely to have a Material Adverse Effect.

13.2	Acceleration If an Event of Default occurs and is continuing unremedied the Agent may by notice to the Borrower cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.

14	Assignment and Sub-Participation

14.1
Lenders' rights A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any third party, to any other branch of that Lender or to any other bank or financial institution or to any special purpose vehicle, trust, fund or other entity which is engaged in or established for the purpose of making, purchasing or investing in loans or other financial assets and may grant sub-participations in all or any part of its Commitments and/or its Contribution. Any such assignments, transfer or participation may be effected without the prior consent of the Borrower provided that any such assignment, transfer or participation is not illegal for the Borrower and provided the Borrower suffers no additional cost as a result thereof.

Each Lender hereby covenants to provide the Borrower with prior notification of any proposed assignment and/or transfer or sub-participation under this Clause 14.

14.2
Borrower's co-operation The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may reasonably require in that connection; and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessels which any Finance Party may acting reasonably consider necessary or desirable.

14.3
Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT:

14.3.1
if, as a result of circumstances existing at the date of the assignment, the Borrower would be obliged to make a payment to the assignee under Clause 8.5 or Clause 17.3, then the assignee shall only be entitled to receive payment under that Clause to the same extent as that Lender would have been if the assignment had not taken place; and

14.3.2
an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied, where the Agent is not familiar with the assignee and/or otherwise if the assignee is a bank from a country that is on the blacklist of the Financial Action Task Force on Money Laundering ("FATF"), it has complied with all necessary "Know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4
Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1
to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2
the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1 PROVIDED THAT if, as a result of circumstances existing at the date of the Transfer Certificate, the Borrower would be obliged to make a payment to the transferee under Clause 8.5 or Clause 17.3, then the transferee shall only be entitled to receive payment under that Clause to the same extent as that Lender would have been if the transfer had not taken place; and

14.4.3
the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)
in the case of a transferee with which the Agent is not familiar and/or otherwise if the transferee is a bank from a country that is on the blacklist of the FATF, it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of one thousand Dollars ($1,000).

In order to give effect to each Transfer Certificate the Finance Parties (other than the transferor Lender and the transferee Lender thereunder) and the Borrower each hereby irrevocably and unconditionally authorise the Agent to execute on their respective behalves each Transfer Certificate delivered to the Agent pursuant to this Clause 14.4 without the Agent being under any obligation to take any further instructions from or give any prior notice to, any of the Finance Parties or the Borrower before doing so and the Agent shall so execute each such Transfer Certificate on behalf of those other Finance Parties and the Borrower immediately on its receipt of the same pursuant to this Clause 14.4.

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower and the other Finance Parties a copy of that Transfer Certificate.

14.5
Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender's rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender's rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7
Deed of Accession A transfer of obligations will be effective only if the obligations are transferred in accordance with the provisions of this Agreement and the transferee thereof enters into the Coordination Agreement by way of Deed of Accession (as defined in the Coordination Agreement) in accordance with the terms thereof.

14.8
Security over Lender's rights A Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

14.8.1	any charge, assignment or other security to secure obligations to a federal reserve or central bank; and

14.8.2
in the case of any Lender which is a fund, any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities.

except that no such charge, assignment or security shall:

(a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by a Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

14.9
Disclosure of information Any Lender may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with such Lender in relation to this Agreement such information about the Borrower as such Lender shall consider appropriate if such Lender first procures that the relevant prospective assignee or transferee (the “Prospective Assignee”) shall undertake to the Borrower to keep secret and confidential and not, without the prior written consent of the Borrower, disclose to any third party any of the information, reports or documents supplied by such Lender provided however that the Prospective Assignee and such Lender shall be entitled to disclose any such information, reports or documents in the following situations:

14.9.1	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee or such Lender to protect is interest; or

14.9.2	pursuant to a court order relating to discovery or otherwise; or

14.9.3	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

14.9.4	to its auditors, legal or other professional advisers its head office or Subsidiaries.

In addition, the Prospective Assignee and such Lender shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated, in conditions free from confidentiality, bona fide from some person other than such Lender.

14.10
No additional costs If at the time of, or immediately after, any assignment by any Lender of all or any part of its rights or benefits under this Agreement or any transfer by any Lender of any part of the rights, benefits and/or obligations under this Agreement, or any change in the office through which it lends for the purposes of this Agreement, the Borrower would be obliged to pay to the assignee or transferee or (in the case of a change of lending office) such Lender any sum in excess of the sum (if any) which it would have been obliged to pay to such Lender under the relevant clause of this Agreement in the absence of such assignment, transfer or change, the Borrower shall not be obliged to pay the excess.

15	The Agent, the Security Agent and the Lenders

15.1	Appointment

15.1.1
Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2
Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3
The Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

15.1.4	Except where the context otherwise requires, references in this Clause 15 to the "Agent" shall mean the Agent and the Security Agent individually and collectively.

15.2	Authority Each Lender irrevocably authorises the Agent (subject to Clauses 15.4, 15.18 and 15.21):

15.2.1	to execute any Finance Document (other than this Agreement and the Coordination Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of the Majority Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4	acting on the instructions from time to time of the Majority Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3
Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1
the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

15.3.2
the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrower's obligations under this Agreement; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	change the meaning of the expressions "Majority Lenders" or "Margin"; nor

15.4.4
exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.4.5	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.7	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.8	agree to amend this Clause 15.4.

15.5
Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent's gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:

15.6.1
it has not relied on any representation made by the Agent or any of the Agent's directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2
it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4
the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3
the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4
the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8	The Agent's rights The Agent may:

15.8.1
assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice reasonably believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6
refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Agent's duties The Agent shall:

15.9.1
if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10
No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11
Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party's subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12
Indemnity The Lenders shall, promptly on the Agent's request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents (other than the Master Agreement), or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document (other than the Master Agreement), to the extent not paid by the Security Parties and not arising from the Agent's gross negligence or wilful misconduct.

15.13
Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14
Distribution of payments The Agent shall, subject to the terms of the Coordination Agreement, pay promptly to the order of each Lender that Lender's Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.15
Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.16
Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender's Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 as the "Excess Amount") then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3
the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.16.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17
Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 shall apply only to the retained amount.

15.18
Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent's request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20
"Know your customer" checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21
Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrower and the Lenders notice of its intention to do so and the Agent shall resign if requested to do so by notice in writing signed by Lenders constituting Majority Lenders and copied to the Borrower, in which event the following shall apply:

15.21.1
the Lenders may (if the Agent has resigned) and shall (if the Majority Lenders have requested the Agent to resign) within thirty (30) days after the date of the Agent's notice appoint a successor to act as agent and/or security agent provided that, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

15.21.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4
the Agent's successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22
No fiduciary relationship Except as provided in Clauses 15.3 and 15.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

16	Set-Off

16.1
Set-off At any time following the occurrence of an Event of Default which is continuing, a Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.2
Master Agreement rights The rights conferred on the Swap Provider by this Clause 16 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

17	Payments

17.1
Payments Each amount payable by the Borrower under a Finance Document (other than the Master Agreement) shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2
No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3
Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Agent and, simultaneously with that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4
Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5
Claw-back of Tax benefit If, following any such deduction or withholding as is referred to in Clause 17.3 from any payment by the Borrower a Finance Party shall receive or be granted and shall utilize the benefit of a credit against or remission for any Taxes payable by it, such Finance Party shall, subject to the Borrower having made any increased payment in accordance with Clause 17.3 and the extent that such Finance Party can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Finance Party to obtain any other relief or allowance which may be available to it, reimburse the Borrowers with such amount as such Finance Party shall in its absolute discretion certify to be the proportion of such credit or remission as will leave such Finance Party (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrowers as aforesaid. Such reimbursement shall be made forthwith upon such Finance Party certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige any Finance Party to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this Clause 17.4, be entitled to enquire about any Finance Party’s tax affairs.

17.6
Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan or a payment under the Master Agreement, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7
Control Account The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower's obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 and those entries will, in the absence of manifest error, be conclusive and binding.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2
Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrower, c/o V&P Law Firm, 15, Filikis Eterias Sq., 10673 Athens, Greece (fax no: +30 210 720 6900) marked for the attention of Marios Pantazopoulos/George P. Sagredos;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1;

18.2.3	in the case of the Agent, 77 Robinson Road, #30-02, Singapore 068896 (fax no: +65 6511 0716) marked for the attention of Gautam Khurana; and

18.2.4
in the case of the Swap Provider DVB Bank AG as swap provider, Friedrich-Ebert-Anlage 2-14, 60325 Frankfurt/Main, Germany (fax no: +49 699 750 4555) marked for the attention of "Treasury Department"; and

18.2.5	in the case of the Security Agent, 77 Robinson Road, #30-02, Singapore 068896 (fax no: +65 6511 0716) marked for the attention of Gautam Khurana;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

18.4
Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

21.2
Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any future law or any decision of any court, or if the Relevant Documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders (acting reasonably) for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders (acting reasonably) are necessary to provide adequate security for the repayment of the Indebtedness.

21.3
Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4
Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6
Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21.7
Disclosure Subject to Clause 14.9, the Borrower irrevocably authorises the Finance Parties to provide, divulge and reveal from time to time information and details relating to the financial statements and accounts of the Borrower, the other Security Parties, the Relevant Documents and the Loan to any governmental or quasi-governmental bodies or authorities, any head office, branch, affiliate of a Finance Party and any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect), any party to the Security Documents and any other person with regards any funding, operational arrangements or other related transaction including, without limitation, any enforcement, assignment or transfer of the rights and obligations of the Finance Parties under the Security Documents.

21.8
Publicity The Borrower confirms that the Finance Parties may use certain details related to this transaction limited, unless the Borrower agrees otherwise, to the identity of the parties to the Agreement, the nature of the facility, its date and the amount of the Loan, for the purposes of producing and distributing a "tombstone" of the transaction and for inclusion in such deal listings as a Finance Party shall consider appropriate.

22	Law and Jurisdiction

22.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

22.2
Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

22.3
Alternative jurisdictions Nothing contained in this Clause 22 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4
Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process Without prejudice to any other mode of service allowed under any relevant law:

22.5.1
the Borrower irrevocably appoints Jackson Parton of 18 Mansell Street, London E1 8AA (Attn: John Watling) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement;

22.5.2
DVB Group Merchant Bank (Asia) Ltd and DVB Group AG (in each capacity in which they are a party to this Agreement) irrevocably appoint DVB Bank AG acting through its London branch at 80 Cheapside, London EC2V 6EE, England as their agent for service of process in relation to any proceedings before the English courts in connection with this Agreement;

22.5.3
Deutsche Schiffsbank Aktiengesellschaft irrevocably appoints its London branch at No. 1 Poultry, London EC2R 8JR, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement;

22.5.4
Skandinaviska Enskilda Banken AB (publ) irrevocably appoints its London branch at 2 Cannon Street, London EC4M 6XX, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement;

22.5.5
Allied Irish Banks, p.l.c., Sydney branch irrevocably appoints its London branch at St. Helen's, 1 Undershaft, London EC3A 8AB, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.6	each party hereto agrees that failure by a process agent to notify its appointee of the process will not invalidate the proceedings concerned.

SCHEDULE 1:

The Lenders and the Commitments

The Lenders	The Commitments
DVB Group Merchant Bank (Asia) Ltd 77 Robinson Road #30-02 Singapore 068896 Fax No.: (65) 6511 0716 Attention: Gautam Khurana	Up to $8,333,333.33 of the Vessel A Tranche Up to $13,333,333.33 of the Vessel B Tranche Up to $13,333,333.33 of the Vessel C Tranche Up to $15,000,000.00 of the Vessel D Tranche

Deutsche Schiffsbank Aktiengesellschaft Domshof 17 28195 Bremen Germany Fax No.: (49) 421 3609 329 Attention: Lars Bohlig	Up to $1,666,666.67 of the Vessel A Tranche Up to $2,666,666.67 of the Vessel B Tranche Up to $2,666,666.67 of the Vessel C Tranche Up to $3,000,000.00 of the Vessel D Tranche

Skandinaviska Enskilda Banken AB (publ) 50 Raffles Place #36-01 Singapore Land Tower Singapore 048623 Fax No.: (65) 6536 4013 Attention: Jonathan Pratt	Up to $2,500,000.00 of the Vessel A Tranche Up to $4,000,000.00 of the Vessel B Tranche Up to $4,000,000.00 of the Vessel C Tranche Up to $4,500,000.00 of the Vessel D Tranche

Allied Irish Banks, p.l.c. Level 28, Governor Philip Tower 1 Farrer Place Sydney NSW 2000 Australia Fax No.: (61) 2 9007 4598 Attention: Jonathan Dalton	Up to $2,500,000.00 of the Vessel A Tranche Up to $4,000,000.00 of the Vessel B Tranche Up to $4,000,000.00 of the Vessel C Tranche Up to $4,500,000.00 of the Vessel D Tranche

SCHEDULE 2:

Collateral Owners/Vessels

	Collateral Owner	Vessel	Flag
A	Shinyo Jubilee Limited	"Shinyo Jubilee"	Hong Kong
B	Shinyo Mariner Limited	"Shinyo Mariner"	Hong Kong
C	Shinyo Alliance Limited	"Shinyo Alliance"	Hong Kong
D	Shinyo Sawako Limited	"Shinyo Sawako"	Hong Kong

SCHEDULE 3:

Charters

	Vessel	Charterer	Charter	Expiry Date	Net Hire (in $ per day)
A	"Shinyo Jubilee"	S-Oil Corporation	Tanker Voyage Charter Party dated 31st December 2004, as amended by an addendum no. 1 dated 11th February 2005, an addendum no. 2 dated 8th April 2005, an addendum no. 3 dated 1st July 2006 and an addendum no. 4 dated 3rd November 2006 on "Asbatankvoy" form with additional clauses.	30.9.2009	To be calculated in accordance with the Charter itself.
B	"Shinyo Mariner"	Dalian Ocean Shipping Co.	Time Charter dated 18th January 2007 on "Shelltime 4" form with additional clauses as amended by addendum no. 1, no. 2 and no. 3.	30.6.2010	31,980
C	"Shinyo Alliance"	Formosa Petrochemical Corporation	Time Charter dated 28th September 2005, as amended by an addendum, on "Shelltime 4" form with additional clauses.	17.10.2010	29,700
D	"Shinyo Sawako"	Dalian Ocean Shipping Co.	Time Charter dated 18th October 2006, as amended by addendum no. 1, no. 2 and no. 3 on "Shelltime 4" form with additional clauses.	01.12.2011	38,111

SCHEDULE 4:

Existing Financing

Collateral Owner	Existing Financing	Existing inter-company creditor
Shinyo Jubilee Limited
Loan Agreement dated June 2, 2006 between Shinyo Jubilee Limited, as borrower, and HSH Nordbank AG, Nordea Bank Danmark A/S and DVB Group Merchant Bank (Asia) Ltd., as lenders and Vanship Holdings Limited and Clipper Group Limited as guarantors, for a loan facility of up to U.S.$15,000,000
Van-Clipper Holdings Limited
Shinyo Mariner Limited
Loan Agreement dated June 2, 2006 between Shinyo Mariner Limited, as borrower, and HSH Nordbank AG, Nordea Bank Danmark A/S and DVB Group Merchant Bank (Asia) Ltd., as lenders and Vanship Holdings Limited and Clipper Group Limited as guarantors, for a loan facility of up to U.S.$39,000,000
Van-Clipper Holdings Limited
Shinyo Sawako Limited
Loan Agreement dated June 2, 2006 between Shinyo Sawako Limited, as borrower, and HSH Nordbank AG, Nordea Bank Danmark A/S and DVB Group Merchant Bank (Asia) Ltd., as lenders and Vanship Holdings Limited and Clipper Group Limited as guarantors, for a loan facility of up to U.S.$32,000,000
Van-Clipper Holdings Limited
Shinyo Alliance Limited
Loan Agreement dated July 14, 2005 between Shinyo Alliance Limited, as borrower, and DVB Group Merchant Bank (Asia) Ltd., as lender and Vanship Holdings Limited and Shinyo Kannika Limited as guarantors, for a loan facility of up to U.S.$32,700,000
Vanship Holdings Limited

SCHEDULE 5: Conditions Precedent and Subsequent

Part I(a): General conditions precedent

1	Security Parties

(a)
Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents; and

(ii)	authorising a specified person or persons to execute those Finance Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Copy passports A copy of the passport of each person authorised by the resolutions referred to in paragraph (c) above.

(e)
Shareholder resolutions A copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Security Party is a party.

(f)
Officer's certificates A certificate of a duly authorised officer of each Security Party certifying that each copy document specified in this Part I of Schedule 1 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of each Security Party and the proportion of shares held by each shareholder.

(g)
Evidence of registration Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)
Powers of attorney The power of attorney of each Security Party notarially attested and legalised if required by the Agent (acting reasonably) under which any documents are to be executed or transactions undertaken by that Security Party.

2	Documents

(a)	Relevant and other documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

(i)	the Share Purchase Agreement;

(ii)	the Charters;

(iii)	the Management Agreement;

(iv)	the Double Hull Loan Agreement;

in each case together with all addenda, amendments or supplements (if any).

(b)
Survey report (If required by the Lenders) a report by a surveyor instructed by the Agent to inspect the Vessels confirming that the condition of the Vessels is in all respects acceptable to the Lenders.

(c)	Mandates Such duly signed forms of mandate, and/or other equivalent evidence of the opening of the Accounts, as the Agent may reasonably require.

(d)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

3	Legal opinions

Legal opinions of the legal advisers to the Lenders under English, Hong Kong, Singapore and Marshall Islands law, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such opinions will be given.

4	Other documents and evidence

(a)	Process agent Evidence that any process agent referred to in Clause 22.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(b)
Other authorisations A copy of any other consent, licence, approval, authorisation which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(c)	Financial statements Copies of the Original Financial Statements of EIAC.

(d)	Fees Evidence that the fees then due from the Borrower under Clause 9 have been paid or will be paid by the relevant Drawdown Date.

(e)
"Know your customer" documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(f)	Merger Evidence that the Merger has taken place in accordance with the terms of the Share Purchase Agreement.

(g)	Coordination agreement The Coordination Agreement.

(h)
Agreed Form Certificate A certificate signed by the Borrower, the Collateral Owners and the Agent (acting under instructions of all the Finance Parties) attaching the forms of the Security Documents not entered into at the same time as this Agreement.

Part I(b): Vessel Tranche conditions precedent

1	Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

(i)	the Technical Management Agreement in respect of the Vessel;

(ii)	the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(iii)	the Vessel's current SMC;

(iv)	the ISM Company's current DOC;

(v)	the Vessel's current ISSC;

(vi)	the Vessel's current IAPPC;

(vii)	the Vessel's current Tonnage Certificate;

(viii)	the Collateral Owner's current Carrier Initiative Agreement with the United States' Customs Service;

(ix)	the documentation evidencing the Vessel's compliance with the Single Hull Regulations in each case together with all addenda, amendments or supplements (if any).

(b)
Evidence of Collateral Owner's title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel's current flag confirming that the Vessel is owned by the Collateral Owner and free of registered Encumbrances other than the mortgage(s) registered in respect of the Existing Indebtedness together with evidence satisfactory to the Agent that arrangements acceptable to the Agent are agreed in respect of the discharge of the Existing Security granted by or on behalf of the Collateral Owner simultaneously with the advance of the Vessel Tranche in question.

(c)
Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed (at the cost of the Borrower) by the Agent.

(d)
Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with a member of the International Association of Classification Societies free of overdue recommendations affecting class.

(e)	Valuation Valuations of the Vessel addressed to the Agent from two Approved Valuation Brokers in order to enable the Agent to assess the Fair Market Value of the Vessel.

(f)
Security Documents The Guarantee, the Mortgage, the Assignments, the Assignment of Charter, the Accounts Charge, the Collateral Guarantee, the Collateral Mortgage, the Collateral Assignment, the Collateral Assignment of Charter and the Collateral Account Charge, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge.

(g)
Technical Managers' confirmation The written confirmation of the Technical Managers that they have respectively been appointed as Technical Manager and Technical Sub-Manager pursuant to the Technical Management Agreements for the Vessel and to which they are a party and that they will not, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), further sub-contract or sub-delegate the technical management of the Vessel to any third party.

2	Legal opinions

To the extent not provided under Part I(a) paragraph 3 of Schedule 1, legal opinions of the legal advisers to the Lenders under English, Hong Kong, Singapore and Marshall Islands law, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such opinions will be given.

3	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)
Other authorisations A copy of any other consent, licence, approval, authorisation which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(c)	Cash reserve Evidence that the Cash Reserve Amount has been credited to the relevant Earnings Account.

(d)
Release documentation Copies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower of the deed of release and reassignment(s) or equivalent in respect of the Existing Security in respect of the Vessel.

Part II: Conditions subsequent

1
Evidence of Collateral Owner's title Within two (2) Business Days of the relevant Drawdown Date, a certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is registered under that flag in the ownership of the Collateral Owner, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2
Letters of undertaking Within thirty (30) days of the relevant Drawdown Date, letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Legal opinions Such of the legal opinions specified in Part I of this Schedule 5 as have not already been provided to the Agent.

4
Companies Act registrations Evidence that the prescribed particulars of any Security Documents received by the Agent pursuant to Part I of this Schedule 5 have been delivered to the Registrar of Companies of Hong Kong within statutory time limits.

SCHEDULE 6:

Vessel A Tranche repayment schedule

Repayment instalment	Amount in $
1.	$1,000,000
2.	$1,000,000
3.	$1,000,000
4.	$1,000,000
5.	$1,000,000
6.	$10,000,000

Vessel B Tranche repayment schedule

Repayment instalment	Amount in $
1.	$1,500,000
2.	$1,500,000
3.	$1,500,000
4.	$1,500,000
5.	$1,500,000
6.	$1,500,000
7.	$1,500,000
8.	$1,500,000
9.	$1,500,000
10.	$10,500,000

Vessel C Tranche repayment schedule

Repayment instalment	Amount in $
1.	$1,500,000
2.	$1,500,000
3.	$1,500,000
4.	$1,500,000
5.	$1,500,000
6.	$1,500,000
7.	$1,500,000
8.	$1,500,000
9.	$1,500,000
10.	$10,500,000

Vessel D Tranche repayment schedule

Repayment instalment	Amount in $
1.	$1,500,000
2.	$1,500,000
3.	$1,500,000
4.	$1,500,000
5.	$1,500,000
6.	$1,500,000
7.	$1,500,000
8.	$1,500,000
9.	$1,500,000
10.	$13,500,000

SCHEDULE 7: Form of Drawdown Notice

To:	DVB Group Merchant Bank (Asia) Ltd 77 Robinson Road #30-02 Singapore 068896

From: Energy Infrastructure Merger Corporation
[Date]
Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                                2008 made between, amongst others, ourselves and yourselves (the "Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.2 of the Agreement, we irrevocably request that you advance the Vessel [A/B/C/D] Tranche in the sum of [                                 ] [and [           ] respectively] to us on                                           200 , which is a Business Day, by paying the amount of the Drawing to       [                      ] in respect of the Vessel named [                                    ] [and [             ] in respect of the Vessel named [          ]].

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               2008, that no Default has occurred and is continuing, and that no Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We select the period of [       ] months as the first Interest Period.]

Yours faithfully

.................................
For and on behalf of
Energy Infrastructure Merger Corporation

SCHEDULE 8: Form of Transfer Certificate

To:	DVB Group Merchant Bank (Asia) Ltd 77 Robinson Road #30-02 Singapore 068896

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the "Loan Agreement") dated                                                2008, on the terms and subject to the conditions of which a secured loan facility of up to $90,000,000 was made available to Energy Infrastructure Merger Corporation (t.b.n. Van Asia Tankers Corporation), by a syndicate of banks on whose behalf you act as agent and security agent.

1
Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms "Transferor" and "Transferee" are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading "Transferor's Commitments and/or Contribution" accurately summarise its Commitments/Contribution; and

2.2
requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitments/Contribution specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3
The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6
Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7
The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8
The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2
support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitments and/or Contribution:

Current Commitment	$[ ] Vessel A Tranche

$[ ] Vessel B Tranche

$[ ] Vessel C Tranche

$[ ] Vessel D Tranche

Current Contribution	$[ ] Vessel A Tranche

$[ ] Vessel B Tranche

$[ ] Vessel C Tranche

$[ ] Vessel D Tranche

5 Amount transferred:

6 Transferee’s address and fax number for the purposes of clause 18 of the Loan  Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

DVB Group Merchant Bank (Asia) Ltd as Agent
for and on behalf of itself, the Borrower and the other Finance Parties

By:

Date:

SCHEDULE 9: Form of Compliance Certificate

To:	DVB Group Merchant Bank (Asia) Ltd 77 Robinson Road #30-02 Singapore 068896

From: Energy Infrastructure Merger Corporation

Dated:

Dear Sirs

Energy Infrastructure Merger Corporation - US$90,000,000 Secured Loan Agreement dated [ ] 2008 (the "Agreement")

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

1. Our minimum available cash amounts to $[                 ].

2. Our Value Adjusted Net Worth is $[  ].

3. Our Value Adjusted Leverage is $[  ]%.

4. Our Interest Coverage ratio is [  ]:1.

[We confirm that no Default has occurred that is continuing.]*

Signed:
	Director	Director
	of	of
	Energy Infrastructure Merger Corporation	Energy Infrastructure Merger Corporation

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by	)
as duly authorised	)
for and on behalf of	)
ENERGY INFRASTRUCTURE MERGER	)
CORPORATION	)
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
DVB GROUP MERCHANT BANK	)
(ASIA) LTD (as a Lender))
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT (as a Lender))
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
SKANDINAVISKA ENSKILDA	)
BANKEN AB (publ) (as a Lender))
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
ALLIED IRISH BANKS, p.l.c. (as a Lender))
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
DVB GROUP MERCHANT BANK	)
(ASIA) LTD (as the Agent))
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
DVB BANK AG (as a Swap Provider))
in the presence of:	)

SIGNED by	)
as duly authorised	)
for and on behalf of	)
DVB GROUP MERCHANT BANK	)
(ASIA) LTD (as the Security Agent))
in the presence of:	)